UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G - AMENDMENT 2

 (Name of Issuer)
The Marcus Corporation

(Title of Class of Securities)
Class A Common Stock

(CUSIP Number)
566330106

NAME OF REPORTING PERSON
Private Capital Management, Inc.

I.R.S. IDENTIFICATION NO.
59-2756929

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 2366889

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2366889

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
13.5%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
Bruce S. Sherman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 26950
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 26950
SHARED DISPOSITIVE POWER 2366889

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2393839

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
13.7%

TYPE OF REPORTING PERSON
IN

NAME OF REPORTING PERSON
Michael J. Seaman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 3375
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 3375
SHARED DISPOSITIVE POWER 0

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3375

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
 .0%

TYPE OF REPORTING PERSON
IN

ITEMS 1 - 10 OF GENERAL INSTRUCTIONS

Item 1.
(a)Name of Issuer:  The Marcus Corporation
(b)Address of Issuer:  250 East Wisconsin Ave., Milwaukee, WI 53202

Item 2.
(a)Name of Person Filing:  See Exhibit 1
(b)Address of Person Filing:3003 Tamiami Trail N., Naples, FL  33940
(c)Citizenship:  See Exhibit 1
(d)Title of Class of Securities: Common Stock
(e)CUSIP Number:  566330106

Item 3.
The reporting person is filing as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership
(a)Amount Beneficially Owned:  See Exhibit 1
(b)Percent of Class:  See Exhibit 1
(c)Number of Shares as to which such person has:
(i)sole power to vote or to direct the vote:
     See Exhibit 1
(ii)shared power to vote or to direct the vote:
     See Exhibit 1
(iii)sole power to dispose or to direct the disposition of:
     See Exhibit 1
(iv)shared power to dispose or to direct the disposition of:
     See Exhibit 1

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group:
        See Exhibit 1

Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   See Exhibit 2
Signature:  See Exhibit 2
Name/Title: See Exhibit 2

                    Exhibit 1


Item 2.
(a) Name of Person Filing
     1)  Private Capital Management, Inc.
     2) *Bruce S. Sherman
     3) *Michael J. Seaman

(c)Citizenship
     1)  Florida
     2)  U.S.
     3)  U.S.

Item 4.
(a) Amount Beneficially Owned
     1)  2366889
     2)  2393839
     3)  3375

(b) Percent of Class
     1)  13.5%
     2)  13.7%
     3)   0.0%

(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote
         1)  0
         2)  26950
         3)  3375

   (ii)  shared power to vote or to direct the vote
         1)  0
         2)  0
         3)  0

   (iii) sole power to dispose or to direct the disposition of
         1)  0
         2)  26950
         3)  3375

   (iv)  shared power to dispose or to direct the disposition of
         1)  2366889
         2)  2366889
         3)  0

*Bruce S. Sherman is President of Private Capital Management, Inc. ("PCM") and exercises shared dispositive power with respect to shares held by it on behalf of its clients. Mr. Seaman is an employee of PCM or affiliates thereof and he (i) does not exercise sole or shared dispositive or voting powers with respect to shares held by PCM,
(ii) disclaims beneficial ownership of shares held by Mr. Sherman or PCM, and (iii) disclaims, along with Mr. Sherman, the existence of a group.



Exhibit 2

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  Febraury 10, 1998



______________________________________
Bruce S. Sherman
President of Private Capital Management, Inc.



______________________________________
Bruce S. Sherman
Individually




_____________________________________
Michael J. Seaman
Individually